Exhibit 5.1

DLA Piper LLP (US) One Liberty Place 1650 Market Street, Suite 5000 Philadelphia, Pennsylvania 19103 www.dlapiper.com

November 12, 2025

PDS Biotechnology Corporation
303A College Road East

Princeton, NJ 08540

Re:	PDS Biotechnology Corporation Registration Statement on Form S-3 (Registration No. 333-267041)

Ladies and Gentlemen:

We have acted as counsel to PDS Biotechnology Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale of (i) up to 5,741,000 shares (the “Shares”) of the Company’s common stock, par value $0.0033 per share (the “Common Stock”), (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 59,000 shares (the “Pre-Funded Warrant Shares”) of Common Stock, and (iii) warrants (the “Common Warrants” and, together with the Pre-Funded Warrants, the “Warrants”) to purchase up to 5,800,000 shares of Common Stock (the “Common Warrant Shares” and, together with the Pre-Funded Warrant Shares, the “Warrant Shares,” and the Warrant Shares together with the Shares and the Warrants, the “Securities”) pursuant to the Registration Statement on Form S-3 (File No. 333-267041), filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), on August 24, 2022 (the “Registration Statement”) and which became effective on September 2, 2022, the related base prospectus, dated September 2, 2022 (the “Base Prospectus”), and the prospectus supplement, dated November 12, 2025 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”), filed with the SEC pursuant to Rule 424(b) under the Act.

In connection with this opinion letter, we have examined the Registration Statement, the Prospectus, the Purchase Agreement dated November 11, 2025 (the “Purchase Agreement”) by and between the Company and the purchasers party thereto (the “Purchasers”), the form of Warrants, and originals, or copies certified or otherwise identified to our satisfaction, of the Eighth Amended and Restated Certificate of Incorporation of the Company, as amended and the Third Amended and Restated Bylaws of the Company, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

We have further assumed that the Securities will be issued and sold in the manner stated in the Registration Statement and the Prospectus, and in compliance with the applicable provisions of the Act and the rules and regulations of the SEC thereunder and the securities or blue sky laws of various states and the terms and conditions of the Purchase Agreement.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Securities have been duly authorized for issuance by the Company.

2.
The Shares, when duly registered on the books of the transfer agent and registrar in the name and on behalf of the Purchasers and when issued and sold by the Company and delivered against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

3.
The Warrants, when issued and sold by the Company and delivered against payment therefor in accordance with the terms of the Purchase Agreement, such Warrants will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4.
The Warrant Shares, when duly registered on the books of the transfer agent and registrar in the name and on behalf of the holders and when issued and delivered by the Company upon exercise and payment of the applicable exercise price of the Warrants, will be validly issued, fully paid and non-assessable.

We have assumed that, at the time of the issuance, sale and delivery of the Warrant Shares: (i) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity thereof; (ii) the Eighth Amended and Restated Certificate of Incorporation of the Company, as amended and the Third Amended and Restated Bylaws of the Company, each as currently in effect, will not have been modified or amended and will be in full force and effect; and (iii) there will be a sufficient number of shares of Common Stock authorized and then available for issuance under the Eighth Amended and Restated Certificate of Incorporation of the Company as then in effect.

Our opinions are subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

We express no opinion as to any provision of any instrument, agreement or other document (i) regarding severability of the provisions thereof; or (ii) providing that the assertion or employment of any right or remedy shall not prevent the concurrent assertion or employment of any other right or remedy, or that every right and remedy shall be cumulative and in addition to every other right and remedy, or that any delay or omission to exercise any right or remedy shall not impair any right or remedy or constitute a waiver thereof.

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinions set forth herein, that (i) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and at all relevant times was, is and will be validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and at all relevant times had, has and will have full right, power and authority to execute, deliver and perform its obligations under such Instrument; (ii) such Instrument has been duly authorized, executed and delivered by each party thereto; and (iii) such Instrument at all relevant times was, is and will be a valid, binding and enforceable agreement or obligation, as the case may be, of, each party thereto; provided, that we make no assumption insofar as such assumption relates to the Company and is expressly covered by our opinions set forth herein.

The opinions expressed herein are limited to the laws of the State of New York (excluding the securities laws of the State of New York) and the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)